CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference into the accompanying Registration Statement on form S-8 for Wizzard Software Corporation, a Colorado Corporation (the "Registrant"), SEC File No. 333-69415 of our report dated February 12, 2002, except for Note 13 as to which the Date is April 12, 2002, relating to the December 31, 2001 financial statements of Wizzard Software Corporation which appears in the Annual Report on Form 10KSB / A4 of Wizzard Software Corporation for the year ended December 31, 2001.


/s/ Pritchett, Siler & Hardy, P.C.


PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
November 18, 2002